Exhibit (d)(5)

STRICTLY CONFIDENTIAL

CONFIDENTIALITY AGREEMENT

February 25, 2019

Elliott Advisors (UK) Ltd

Park House

116 Park Street

London, W1K 6AF

United Kingdom

Attention:                                         Paul Best

Head of European Private Equity

In connection with the consideration by Elliott Advisors (UK) Ltd (“you” or “your”) of a possible consensual transaction (the “Transaction”) with Barnes & Noble, Inc. and/or its affiliates (collectively, the “Company”), the Company is prepared to make available to you certain information concerning the business, financial condition, operations, prospects, assets, liabilities and other confidential and proprietary information of the Company.  In consideration for and as a condition to such information being furnished to you, you agree to treat any confidential, proprietary or non-public information or data concerning the Company (whether prepared by the Company, its advisors or other Representatives (as defined below) or otherwise and irrespective of the form of communication) which will be furnished, or otherwise made available, to you in connection with the Transaction by or on behalf of the Company pursuant hereto (collectively referred to as the “Confidential Information”) in accordance with the provisions of this letter agreement (this “Agreement”), and to take or abstain from taking certain other actions hereinafter set forth.

1.                    Confidential Information.  The term “Confidential Information” shall be deemed to include all notes, memoranda, summaries, analyses, compilations, forecasts, data, studies, interpretations or other documents or materials prepared by you or your Representatives (as defined below) which use, contain, reflect or are based upon or derived from, in whole or in part, such information furnished to you or your Representatives pursuant hereto.  None of the provisions of this Agreement shall in any way apply to any portfolio company of any of your affiliates that has not received Confidential Information and, should the Confidential Information be made available to a representative of any portfolio company of any of your affiliates, such representative shall be deemed your Representative and bound by this Agreement in accordance with its terms.  Furthermore, the Company acknowledges that your employees may serve as directors on one or more of your affiliated portfolio companies, and such portfolio companies will not be deemed to have received Confidential Information or be subject to this Agreement so long as such employee (who shall be a Representative to the extent such employee received any Confidential Information) does not provide Confidential Information to other representatives of such portfolio companies who do not serve in a dual role with you (provided that any such representatives of such portfolio companies who do serve in a dual role with you shall be considered Representatives to the extent such person receives any Confidential Information).  The term “Confidential Information” does not include information that (a) is or becomes generally  available to the public other than as a result of a disclosure by you or your Representatives in breach hereof, (b) was within your or your Representatives’ possession prior to it being furnished to you by or on behalf of the Company pursuant hereto; provided that the source of such information was not known by you to be bound by a contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information, (c) becomes available to you or your Representatives on a non-confidential basis from a source other than the Company or any of its Representatives; provided that such source is not known by you to be bound by a contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information or (d) has been or is subsequently independently conceived or developed by you or your Representatives without use of or reference to the Confidential Information or in breach of this Agreement.  For purposes hereof, “Representatives” shall mean a party’s affiliates and its and their respective members, partners, directors, officers, employees and advisors (including accountants, attorneys and financial advisors who have been engaged as such and not in a financing provider capacity) who have a need to know such information for the sole purpose of evaluating and otherwise assisting with the negotiation and consummation of the Transaction, who have been provided a copy of this Agreement and who have been informed by you of the confidential nature of the Confidential Information and have been instructed by you to comply with the terms hereof expressly applicable to Representatives to the same extent as if they were parties hereto (for the avoidance of doubt, any term hereof that refers to a person who comprises a Representative, including, for example and without limitation, a reference to an affiliate, shall also be deemed to expressly apply to such person in its capacity as a Representative), but “Representatives” shall expressly (x) include Credit Suisse AG (“Credit Suisse”) after Credit Suisse has executed a joinder in substantially the form attached hereto as Exhibit A and (y) with the exception of Credit Suisse, exclude any actual or potential sources of equity or debt financing or any actual or potential bidding partners or other bidders (such actual or potential bidding partners or other bidders, “Transaction Bidders”).  As used in this Agreement, (i) the term “person” shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity and (ii) the term “affiliates” shall have the meaning given to it under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.                    Use and Disclosure of Confidential Information.  (a) You hereby agree that you and your Representatives shall use the Confidential Information solely for (x) the purpose of evaluating, negotiating or consummating the Transaction or (y) the purpose of evaluating or taking any action described in Section 8(a) after the expiration of the restrictions in Section 8(a), and for no other purpose, and that, in either the case of clause (x) or (y), the Confidential Information will be kept confidential by you and your Representatives and that you and your Representatives will not disclose any of the Confidential Information to any third parties without the prior written consent of the Company.  In any event, you agree to (x) undertake reasonable precautions to safeguard and protect the confidentiality of the Confidential Information (which shall be no less stringent than measures taken with respect to your own confidential and proprietary information and in any event no less than a reasonable degree of care) and (y) be responsible for any breach of the terms of this Agreement expressly applicable to Representatives by any of your Representatives other than any Representatives who execute a joinder hereto to which the Company is a third party beneficiary agreeing to be bound by such provisions (for the avoidance of doubt, any term hereof that refers to a person who comprises a Representative, including, for example and without limitation, an affiliate, shall also be deemed to expressly apply to such person in its capacity as a Representative).

(b)               In addition, subject to the terms of this Agreement, you and we agree that, without the prior written consent of the other party, neither you nor your Representatives and neither we nor our Representatives will disclose to any other person (including, with respect to you and without limitation, Transaction Bidders) the fact that you are considering the Transaction, that this Agreement exists, that the Confidential Information has been made available to you, that discussions, negotiations or investigations are taking place with you concerning the Transaction or any of the terms, conditions or other facts with respect thereto, including the status thereof (all of the foregoing being referred to as “Transaction Information”); provided, that (x) such disclosure may be made if necessary to avoid a violation of applicable securities laws and stock exchange rules, (y) Transaction Information shall not include any information described in the fourth sentence of Section 1 of this Agreement and (z) nothing in this Agreement shall restrict either party from taking steps necessary to correct any false or misleading information which may become public concerning its relationship to the other party in connection with or related to this Agreement or to the Transaction. Without limiting the generality of the foregoing, you further agree that neither you nor any of your affiliates will enter into any agreement, arrangement or understanding with any other person (other than your Representatives as permitted herein), including any actual or potential sources of equity or debt financing or any Transaction Bidders, regarding the Transaction without the prior written consent of the Company; provided, in the event the Company so consents, neither you nor your Representatives shall enter into any agreement, arrangement or understanding with any debt financing source which could be expected to limit, restrict, restrain or otherwise impair in any manner, directly or indirectly, the ability of such debt financing source to provide financing or other assistance to any other party considering a transaction with the Company.

(c)                In the event that you or any of your Representatives are requested or required by deposition, interrogatories, requests for information or documents in legal, regulatory or administrative proceedings, professional standards, subpoena, civil investigative demand or other similar process to disclose any of the Confidential Information or Transaction Information, you shall provide the Company with prompt written notice, to the extent not prohibited by law, rule or regulation or court or administrative order, of the existence, terms and circumstances of any such request or requirement so that the Company may seek a protective order or other appropriate remedy (at the Company’s sole expense) and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you or any of your Representatives are nonetheless, upon advice of your counsel, requested or required to disclose Confidential Information or Transaction Information, you or your Representatives may, without liability hereunder, disclose only that portion of the Confidential Information or Transaction Information which such counsel advises you is requested or required to be disclosed; provided that you exercise (and cause your Representatives to exercise) reasonable best efforts, at the Company’s expense, to preserve the confidentiality of the Confidential Information and Transaction Information. In no event will you or any of your Representatives oppose action by the Company to obtain a protective order or other relief to prevent the disclosure of the Confidential Information and Transaction Information or to obtain reliable assurance that confidential treatment will be afforded the Confidential Information and Transaction Information and, if the Company seeks such an order, you agree to and shall cause your Representatives to, cooperate as the Company shall reasonably request at the Company’s expense. Notwithstanding the foregoing, your Representatives may disclose Confidential Information or Transaction Information in response to any audit or examination by, or a blanket document request from, a regulatory or self-regulatory authority, or auditor, with prompt notice, to the extent not prohibited by law, rule or regulation or court or administrative order and which notice shall be prior notice to the extent reasonably practicable, to the Company thereof, but without cooperating with the Company with respect thereto.  Notwithstanding the foregoing, the provisions of this Section 2(c) shall not apply with respect to any Confidential Information or Transaction Information that you determine, upon reasonable advice of counsel, is required to be disclosed in any filing required to be made by you with the Securities and Exchange Commission (“SEC”) in connection with any action described in Section 8(a) that you take after the expiration of the restrictions set forth therein; provided that you provide written notice to the Company of the disclosure of such information in such filing no later than concurrently with its filing with the SEC.

3.                    Destruction of Confidential Information.  Promptly (and in any event within five days) after the earlier of (a) you informing the Company, in writing, that you do not wish to proceed with the Transaction or (b) you receiving a request from the Company or one of its Representatives (which may be made at any time in the Company’s sole discretion and for any reason or for no reason), you will, and will cause your controlled Representatives and direct your other Representatives to, return or destroy (including, without limitation, returning or destroying all such Confidential Information from any computer, word processor or other device containing such information) all Confidential Information (and all copies, reproductions, summaries, analyses or extracts thereof or based thereon) furnished to you or your Representatives by or on behalf of the Company pursuant hereto, including, without limitation, any materials prepared by you or your Representatives containing, based upon, reflecting or derived from Confidential Information, and you shall deliver a certificate in writing executed by an authorized officer supervising the destruction that such destruction has occurred; provided that you and your Representatives may retain one copy of any Confidential Information to the extent required to comply with legal or regulatory requirements or established document retention policies or professional standards for use solely to demonstrate compliance with such requirements and, to the extent such Confidential Information is retained electronically, ordinary access thereto shall be limited to information technology personnel in connection with their information technology duties. Notwithstanding the destruction or retention of the Confidential Information, you and your

Representatives will continue to be bound by your obligations of confidentiality, use restrictions and other obligations hereunder.

4.                    Inquiries.  You agree that, unless otherwise instructed by the Company, all communications regarding the Transaction, requests for additional information, requests for facility tours or management meetings and discussions or questions regarding procedures (including such communications, requests, discussions or questions by or on behalf of your Representatives) will be submitted or directed only to Anthony Magro, John Kimm and Rohan Shetty of Evercore Group L.L.C. and not to any other Representative of the Company, including, without limitation, any such Representative of the Company who may be a Transaction Bidder.

5.                    No Representations or Warranties; No Agreement.  You understand and acknowledge that neither the Company nor any of its Representatives make any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information.  You agree that neither the Company nor any of its Representatives shall have any obligation or liability to you or to any of your Representatives under this Agreement on any basis (including, without limitation, in contract, tort, under federal or state securities law or otherwise) relating to or resulting from the use of the Confidential Information (including but not limited to any obligation to update any Confidential Information).  You agree that only those representations or warranties which are made in a final definitive agreement regarding the Transaction (a “Definitive Transaction Agreement”), when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will be relied on by you and have any legal effect. You and your Representatives agree not to make any claims whatsoever against the Company or any of its Representatives with respect to or arising out of: (a) you and your Representatives’ evaluation of the Transaction, (b) the review or use of any Confidential Information or any errors therein or omissions therefrom; or (c) any action taken or any inaction occurring in reliance on the Confidential Information, except, in each case, solely to the extent provided for in, or permitted by, any Definitive Transaction Agreement.   You and we agree that unless and until a Definitive Transaction Agreement between the Company and you has been executed and delivered, none of the parties hereto will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this Agreement except for the rights and obligations specifically agreed to herein.  You and we further acknowledge and agree that each of us reserves the right, in its sole discretion, to reject any and all proposals made by either of us or any of our respective Representatives with regard to the Transaction, and to terminate discussions and negotiations with you at any time and for no reason.  Furthermore, nothing contained in this Agreement nor the furnishing of Confidential Information shall be construed as granting or conferring any rights by license or otherwise in any intellectual property of the Company, except for the limited right of use specifically set forth herein.  All right, title and interest in the Confidential Information shall remain with the Company.

6.                    No Waiver of Privilege.  To the extent the Confidential Information includes materials subject to work product, attorney-client or similar privilege, the Company is not waiving, and shall not be deemed to have waived or diminished, its attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of disclosing any Confidential Information to you or any of your Representatives. The parties hereto (a) share a common legal and commercial interest in such Confidential Information, (b) are or may become joint defendants in proceedings to which such Confidential Information relates and (c) intend that such protections and privileges remain intact should either party hereto become subject to any actual or threatened proceeding to which such Confidential Information relates.  In furtherance of the foregoing, you will not claim or contend, and you will cause your Representatives not to claim or contend, in proceedings involving either party hereto, that the Company waived the protections of the work-product doctrine, attorney-client privilege or similar protections or privileges as a result of the disclosure of Confidential Information pursuant to this agreement.

7.                    No Solicitation.  For a period of 18 months from the date hereof, the parties hereto will not, and will direct their affiliates not to, directly or indirectly, solicit, interfere with or endeavor to entice away, offer to employ or employ (including as an independent contractor) (x) any employee of the other party or such party’s affiliates with annual compensation of at least $50,000 or (y) any other employees of the other party or such party’s affiliates that you or the Company first came in contact with through your consideration of the Transaction, so long as they are employed by the Company or you, as applicable, without obtaining the prior written consent of the other party; provided that nothing herein shall restrict either party hereto or their affiliates from (i) making any general solicitation (including those by search consultants) for employment by use of advertisements in the media that is not specifically directed at such officers or employees of the other party, (ii) hiring any such employee who responds to any such general solicitation or who first contacts you or your Representatives or the Company or its Representatives, as applicable, regarding employment without any solicitation in violation of this Section 7 and (iii) employing or attempting to employ any persons who are no longer employed by the Company or you, as applicable, at the time of your or the Company’s first contact with them.

8.                    Standstill; Trading.  (a) In consideration of and as a condition to the Confidential Information being furnished to you, you hereby further agree that, without the prior written consent of the board of directors of the Company, until the earlier of (i) the date that is one day after the Company’s 2019 annual meeting of shareholders and (ii) October 31, 2019, you will not and will cause your affiliates not to, acting alone or as part of a group, directly or indirectly: (A) acquire or offer or agree to acquire (or propose, agree or seek permission, to acquire) by purchase or otherwise, any securities (or direct or indirect rights or options to acquire any securities) of the Company, or any significant portion of the assets, properties or indebtedness of the Company; provided, that you, your affiliates and any group of which you or your affiliates form a part may acquire, in the aggregate, “beneficial ownership” (as defined in Rule 13d-3 of the Exchange Act) of not more than 9.9% of the outstanding shares of Common Stock, par value $0.001 per share, of the Company; (B) make or participate in any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) or consents or undertakings to vote, or to seek to influence or control, in any manner whatsoever, the voting of any securities of the Company; (C) make any statement or proposal to the board of directors of the Company or the Company’s Representatives or make any public announcement with respect to, or solicit or submit a proposal or offer for, directly or indirectly, any merger, business combination, recapitalization, reorganization, asset purchase, tender offer, exchange offer or other similar extraordinary transaction involving the Company or any of its securities, assets or properties; (D) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Exchange Act in connection with any of the foregoing; (E) otherwise seek representation on or to influence or control, in any manner whatsoever, alone or in concert with others, the management, board of directors or policies of the Company; (F) make any proposal or disclose any intention, plan or arrangement inconsistent with any of the foregoing; (G) demand a copy of the Company’s record of security holders, stock ledger list or any other books or records of the Company; (H) advise, assist, direct or encourage, directly or indirectly, any other person in connection with any of the foregoing; (I) institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions) in order to effect or take any of the actions expressly prohibited by this Section 8(a), other than to enforce the provisions of this Agreement or make counterclaims with respect to any proceeding initiated by, or on behalf of the Company; (J) take any action that could require the Company or you to make a public announcement regarding any of the events described in this Section 8(a); (K) contest the validity of this Agreement; or (L) request the Company to amend or waive any provision of this Section 8(a); provided that you will not and will cause your affiliates not to take any of the actions described in the foregoing clauses (A) through (L) in a manner that would reasonably be expected to result in or require or actually requires public disclosure of the Confidential Information by the Company or its affiliates or you or your affiliates prior to January 15, 2020, and you shall promptly take such actions (including withdrawal or retraction of any such action described in clauses (A) through (L)) as may be necessary to prevent any such disclosure prior to January 15, 2020.  Notwithstanding anything in the foregoing to the contrary, you shall be entitled to make confidential proposals to the board of directors of the Company (or any committee thereof), through the means set forth in Section 4, regarding any of the matters set forth in this Section 8(a), but only so long as such request or proposal does not require public disclosure by the Company or you.  Notwithstanding the foregoing, this Section 8(a) shall expire immediately and be of no further force and effect if (1) the Company enters into a definitive agreement with a person or “group” of persons involving the direct or indirect acquisition of all or a majority of the Company’s equity securities or all or substantially all of the Company’s assets or (2) a third party commences a tender or exchange offer to acquire a majority of the Company’s equity.  For the avoidance of doubt, neither you nor any of your affiliates will be restricted from selling any securities of the Company or any derivatives of such securities in compliance with applicable law.

(b)               Without limiting your obligations under, and subject to the restrictions in, Section 8(a), the Company hereby acknowledges neither you nor any of your affiliates owes the Company or any Affiliate thereof any duty that would either restrain you or your affiliates from purchasing or selling, or would otherwise restrict you or any such other person, from purchasing or selling any securities of the Company or any derivatives of such securities, in each case, after the Open Window Date (as defined below), and nothing in this Agreement (including, without limitation, Section 2) shall be deemed to create any such duty. The Company further agrees that, as promptly as reasonably practicable following the Open Window Date, it will use its reasonable efforts to notify you that the Open Window Date has occurred; provided, that the Company shall have no liability for breach or otherwise under this Agreement for any failure to provide any such notice and you agree not to assert any claim therefor.  “Open Window Date” means the first date after the date on which the restrictions in Section 8(a) expire on which (i) the Company lifts restrictions on the ability of the members of the Company’s board of directors to publicly trade in securities of the Company generally, or such restrictions exist due to facts, circumstances or information not known to you or your affiliates, (ii) the Company trades in equity securities of the Company in the public markets or (iii) the Company files with the SEC a proxy statement.

9.                    Material Non-Public Information.  You acknowledge and agree that you are aware (and that your Representatives are aware or, upon providing any Confidential Information to such Representatives, will be advised by you) that Confidential Information being furnished to you may contain material non-public information regarding the Company and that the United States securities laws generally prohibit any persons who have such material, non-public information from purchasing or selling securities of the Company on the basis of such information or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities on the basis of such information.  You will not (and you will cause your Representatives to not), directly or indirectly, use, or allow any third party to use, any Confidential Information in violation of any United States federal or state securities laws or, other than the Transaction, in connection with the purchase or sale of securities, properties or indebtedness.  Nothing herein shall constitute an admission by either party that any Confidential Information or other such information in fact contains material non-public information concerning the Company.

10.             Remedies.  It is further understood and agreed that any breach of this Agreement may result in irreparable harm to the non-breaching party, that money damages may not be a sufficient remedy for any such breach of this Agreement and that you and the Company shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any such breach or threatened breach.  Such relief shall be available without the obligation to prove any damages underlying such breach or threatened breach.  The breaching party further agrees to waive, and to use reasonable best efforts to cause its Representatives to waive, any requirement for the securing or posting of any bond in connection with any such remedy. Such remedies shall not be deemed to be the exclusive remedies for a breach by you of this Agreement but shall be in addition to all other remedies available at law or equity to the Company.

11.             Governing Law; Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of law provisions thereof.  Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of

America located in the State of Delaware for any lawsuits, actions or other proceedings arising out of or relating to this Agreement and agrees not to commence any such lawsuit, action or other proceeding except in such courts.  You further agree that service of any process, summons, notice or document by mail to your address set forth above shall be effective service of process for any lawsuit, action or other proceeding brought against you in any such court.  Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any lawsuit, action or other proceeding arising out of or relating to this Agreement in the courts of the State of Delaware or the United States of America located in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such lawsuit, action or other proceeding brought in any such court has been brought in an inconvenient forum.  ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LAWSUIT, CLAIM OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IS EXPRESSLY AND IRREVOCABLY WAIVED.

12.             Authority to Enter into Agreement.  You hereby represent and warrant to the Company that this Agreement has been duly authorized, executed and delivered by one of your officers and is enforceable in accordance with its terms.

13.             Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto regarding the subject matter hereof, supersedes all negotiations and agreements, oral or written, made prior to the execution hereof.

14.             Assignment.  This Agreement and the rights and obligations herein may not be assigned or otherwise transferred, in whole or in part, by either party hereto without the written consent of the other party, provided, however, that the Company reserves the right to assign all of its rights, powers and privileges under this Agreement (including, without limitation, the right to enforce all of the terms of this Agreement) to any person who enters into a transaction with the Company that is similar to the transaction contemplated by this Agreement.

15.             No Modification.  No provision of this Agreement can be waived, modified or amended without the prior written consent of the parties hereto, which consent shall specifically refer to the provision to be waived, modified or amended and shall explicitly make such waiver, modification or amendment.  It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

16.             Counterparts.  This Agreement may be executed in counterparts (including via electronic mail or facsimile), each of which shall be deemed to be an original, but both of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party.  Signatures to this agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

17.             Severability.  If any provision of this Agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this Agreement, and there shall be substituted for the invalid provision a substitute provision that shall as nearly as possible achieve the intent of the invalid provision.

18.             Click-Through Override.  This Agreement shall not be subsequently limited, modified or amended by any “click-through” agreement or acknowledgement and in the event of any conflict between this Agreement and any “click-through” agreement or acknowledgement, this Agreement shall control.

19.             Term.  This Agreement shall expire 18 months from the date first written above; provided that such expiration shall not impair the rights of any parties that may have accrued on or before such expiration.

[Remainder of Page Intentionally Left Blank]

Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

BARNES & NOBLE, INC.

		By:	/s/ Bradley A. Feuer
Bradley A. Feuer
General Counsel

Accepted and agreed as of
the date first written above:

ELLIOTT ADVISORS (UK) LTD

By:	/s/ Michael Cross
Name: Michael Cross
Title: Authorized Signatory

Signature Page to Confidentiality Agreement

Exhibit A

Form of Joinder Agreement

Barnes & Noble, Inc.

122 Fifth Avenue

New York, NY  10011

[Month] [  ], [Year]

To Whom It May Concern:

Reference is made to that certain letter agreement between Barnes & Noble, Inc. (the “Company”) and [RECIPIENT] (“[RECIPIENT]”), dated as of [Month Day, Year] (the “Agreement”).  Capitalized terms used and not otherwise defined herein have the meanings ascribed thereto in the Agreement.  [RECIPIENT] has provided a copy of the Agreement to the undersigned.

In connection with the undersigned’s potential role as financial advisor or source of debt or equity financing to [RECIPIENT] in connection with the Transaction, the undersigned agrees, for the benefit of the Company, to be bound, in its capacity as a Representative (as defined in the Agreement) of [RECIPIENT], by the provisions of the Agreement that are expressly applicable to Representatives (or any financial advisor or source of debt or equity financing).

The undersigned agrees that the Company shall be an express third party beneficiary of this joinder agreement (“Joinder”) and shall have the right to enforce it directly against the undersigned, and that this Joinder shall not be amended, modified, terminated or revoked without the Company’s written consent.

This Joinder shall be governed by the internal laws of the State of Delaware.

Very truly yours,

[REPRESENTATIVE ENTITY]

By:
Name:
Title